                           ASSET PURCHASE AGREEMENT

                                     among

     F & P ENTERPRISES, INC., THE SHAREHOLDERS OF F & P ENTERPRISES, INC.

                                      and

                       AMERIKING CAROLINA CORPORATION I


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                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 7th day of March, 1997, among F & P ENTERPRISES, INC., a North Carolina corporation ("Seller"); THOMAS FICKLING and WILLIAM PRENTICE (collectively referred to as the "Shareholders"), and AMERIKING CAROLINA CORPORATION I, a Delaware corporation ("Purchaser").

                               R E C I T A L S:

     WHEREAS, Seller operates nineteen (19) Burger King(R) restaurants (the "Business") whose locations are listed in Exhibit 1 attached hereto and incorporated by reference herein (hereinafter, referred to as the "Restaurants");

     WHEREAS, the Shareholders own of record and beneficially all of the outstanding shares of the capital stock of Seller, and are the directors of Seller;

     WHEREAS, Seller desires to sell, assign, transfer and deliver to Purchaser, and Purchaser desires to purchase from Seller, certain of the assets of Seller as described in Article I hereof on the terms and subject to the conditions hereinafter contained;

     WHEREAS, Purchaser and the Shareholders desire to enter into certain agreements between them on the terms and subject to the conditions hereinafter contained;

     WHEREAS, Simultaneously with the Closing hereof, Purchaser shall purchase certain assets of North Foods, Inc., a North Carolina corporation, pursuant to an Asset Purchase Agreement (the "North Foods Asset Purchase Agreement), and Castle Properties, L.L.C., a Delaware limited liability company, shall purchase real estate and improvements for seventeen (17) Burger King(R) restaurants and the improvements only on two (2) other Burger King(R) restaurants (the "Properties") pursuant to a Real Estate Purchase Agreement (the "T & B Purchase Agreement") with T & B Leasing, a North Carolina general partnership ("T & B"), and a Real Estate Purchase Agreement (the "W & W Purchase Agreement") with W & W Investments Limited Partnership, a Delaware limited partnership ("W & W");

     WHEREAS, Seller occupies certain other real property (the "Leasehold Properties") pursuant to certain Lease Agreements (the "Real Property Leases") which Seller proposes to assign to Purchaser; and

     WHEREAS, Purchaser proposes to assume the Real Property Leases.

     NOW THEREFORE, in consideration of the Recitals that shall be deemed to be a substantive part of this Agreement and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

                   ARTICLE I -- PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 2.1 hereof), Seller shall sell, convey assign, transfer and deliver to Purchaser and Purchaser shall purchase from Seller all of the right, title and interest of Seller in and to the following assets of Seller (all of which assets of Seller are hereinafter collectively referred to as the "Assets"):

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          1.1.1  All of Seller's equipment, furniture, materials and supplies including, but not limited to, all of the equipment, furniture, materials and supplies described in Exhibit 1.1.1 attached hereto and incorporated by reference herein (the "Equipment").

          1.1.2 All of Seller's fixed assets, including, but not limited to, all of the fixed assets described in Exhibit 1.1.2 attached hereto and incorporated by reference herein (the "Fixed Assets").

          1.1.3 All of Seller's saleable, usable and merchantable Inventory (as hereinafter defined) located at the Restaurants.

          1.1.4 All of Seller's rights under the Seller's Burger King Franchise Agreements between Seller and Burger King Corporation, copies of which are attached hereto as Exhibit 1.1.4 and incorporated by reference herein ("Franchise Agreements").

          1.1.5 All of Seller's leasehold and tenant improvements (excluding fixtures that have become part of the real property to which they are attached).

          1.1.6 All of Seller's customer lists and customer sales files ("Customer Lists" ).

          1.1.7 All of Seller's leasehold interest in the Real Property Leases. At the Closing, Seller shall assign to Purchaser all of Seller's leasehold interest in the Real Property Leases, parking and other access agreements relating to the Premises. Prior to the Closing, Seller shall deliver to Purchaser (i) Lease Assignment and Assumption Agreements (the "Lease Assignments") and (ii) Consents to Assignment, Estoppel, and Release, in the form of Exhibit 1.1.7 (a) and Exhibit 1.1.7 (b) attached hereto and incorporated by reference herein.

          1.1.8 All of Seller's goodwill and original copies of all of Seller's employment and personnel records, books and records relating or pertaining to Seller's Business, including all sales records and similar data (hereinafter collectively referred to as the "Records"); Seller shall deliver to Purchaser copies of the Records upon the written request of Purchaser. Seller reserves the right to inspect such records at such reasonable times and places after Closing for any legitimate business purpose including tax audits.

     1.2 Store Bank. Upon the Closing, Seller shall leave cash (the "Store Bank") in the amount of not less than $1,000 at each Restaurant. Purchaser agrees to purchase the Store Banks at the Restaurants from Seller and agrees to pay for the Store Banks in addition to the Purchase Price at Closing.

     1.3 Inventory. Within 24 hours prior to the date of the Closing, an inventory shall be taken by Seller (with the participation of Purchaser) of all merchantable food, paper, new uniforms and current promotional items (the "Inventory") located at the Restaurants. Purchaser agrees to purchase the Inventory from Seller, and Seller agrees to sell the Inventory to Purchaser, at Seller's actual Inventory purchase price. On the Closing Date, Purchaser agrees to pay Seller the sum of $6,000 per Restaurant, separately and not as part of the Purchase Price, as partial payment for the Inventory. Following the taking of the Inventory as discussed above, Seller and Purchaser agree to make adjustments to the Inventory purchase price for the difference between the amount paid on the Closing Date and Seller's actual Inventory purchase price. In the event the Inventory purchase price is less than $6,000 per Restaurant, Seller shall within fifteen (15) days of the Closing Date, reimburse Purchaser for any overage in payment. In the event the Inventory purchase price is in excess of $6,000 per Restaurant, Purchaser agrees to make payment to Seller within fifteen (15) days of the Closing Date of any additional monies which may be due for the purchase of the Inventory.

     1.4 Purchase Price for Assets; Allocations. The purchase price for the Assets shall be Fourteen Million Seven Hundred Fifty Eight Thousand One Hundred Fifty Eight and no/100 Dollars ($14,758,158.00)

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adjusted pursuant to Section 1.7, plus (i) the aggregate dollar amount in the
Store Banks on the Closing Date; and (ii) $6,000 per restaurant for the estimated value of the Inventory at the Closing Date (the foregoing calculation is referred to as the "Purchase Price"). The parties agree that the Purchase Price for the Assets shall be allocated among the Assets in the manner set forth on Exhibit 1.4, which shall be mutually agreed to by Seller and Purchaser prior to the Closing Date. The total purchase price shall be paid in cash at Closing.

     1.5 Noncompetition Agreement. At the Closing, Purchaser, the Shareholders and Seller shall enter into Noncompetition Agreements in the form attached hereto as Exhibit 1.5 (hereinafter referred to as the "Noncompetition Agreements") pursuant to which Seller and the Shareholders shall agree not to compete with the business of Purchaser as provided therein.

     1.6 Liabilities of Seller. Except as set forth in this Section 1.6, Seller shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities of Seller and its business. Purchaser does not and shall not assume, agree to pay or pay any debts, obligations, duties or liabilities of any nature of Seller or its business, including, but not limited to, any debts, obligations, duties or liabilities relating to Seller's employees or employee benefit plans, regardless of whether any such debt, obligation, duties or liability arises under any contract, agreement, practice, arrangement, statute, law, ordinance, rule, regulation or otherwise, and nothing in this Agreement or otherwise is intended or shall be construed to the contrary. The parties further covenant, promise and agree that Purchaser is not and shall not be obligated or required to employ any of Seller's employees. Notwithstanding the foregoing, Purchaser agrees to assume from and after the Closing Date all of the rights and obligations of Seller attributable to the period from and after the Closing Date under the Franchise Agreements, the Real Property Leases and the contracts listed on the attached Exhibit 1.6 (collectively, the "Assumed Contracts"). This provision shall specifically survive the Closing of this transaction.

     1.7 Prorations. All customary prorations with respect to obligations under the Assumed Contracts, utility and fuel charges, personal property taxes and other proratable charges related to the operation of the Restaurants shall be adjusted between the parties as of 12:01 a.m. on the Closing Date. Payment of the amount due by reason of the foregoing prorations shall be made at the Closing or as soon thereafter as reasonably practicable. All real estate taxes which are due and payable during the tax year in which the Closing occurs shall, when received, be prorated as of the Closing Date. All rentals, including minimum and percentage rentals, and other monetary obligations under the Real Property Leases shall be adjusted for the month in which the Closing occurs.

     1.8 Exclusion of Assets. Those assets of Seller and/or the Shareholders as set forth in full in Exhibit 1.8 attached hereto and incorporated herein (the "Excluded Assets") are not being purchased by Purchaser.

                     ARTICLE II -- CLOSING AND TERMINATION

     2.1 Time, Date and Place. The closing of the purchase and sale of the Assets and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the "Closing") shall take place upon the later to occur of: (i) May 23, 1997 or (ii) ten (10) days following the satisfaction, fulfillment or waiver, as the case may be, of all the conditions precedent, set forth in Section VII hereof, at the offices of Poyner & Spruill, L.L.P., Suite 4000, 100 North Tryon Street, Charlotte, North Carolina, or such other place that Purchaser shall determine. The time, place and date of the Closing are referred to throughout this Agreement as the "Closing Date."

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     2.2  Termination.

          2.2.1 If the Closing contemplated hereunder has not occurred on or before June 30, 1997, either Purchaser or Seller may terminate this Agreement upon written notice to the other party.

          2.2.2 If any of the representations, warranties or covenants of Seller or the Shareholders are found to be untrue or breached in any material respect, at or prior to Closing, and Seller or the Shareholders shall not have cured such breach within thirty (30) days after Purchaser shall have given written notice to Seller of the existence of such breach, Purchaser may terminate this Agreement upon written notice to Seller.

          2.2.3 If any of the representations, warranties or covenants of Purchaser are found to be untrue or breached in any material respect, at or prior to Closing, and Purchaser shall not have cured such breach within 30 days after Seller shall have given written notice to Purchaser of the existence of such breach, Seller may terminate this Agreement upon written notice to Purchaser.

          2.2.4 This Agreement may be terminated by the written agreement of Purchaser and Seller. This Agreement may be terminated by Purchaser in its sole discretion if any of the contingencies set forth in Section 7.2 is not met to Purchaser's satisfaction.

         2.2.5 This Agreement may be terminated by Purchaser if the Exhibits hereto are not furnished in accordance with Section 5.1.13 hereof, or are found, in Purchaser's sole discretion, to be unacceptable within five (5) business days following receipt by Purchaser thereof and of the letter required by Section 5.1.13.

     2.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 2.2, this Agreement shall be of no further force and effect, and, except as specifically provided herein, with no liabilities or obligations to any party under this Agreement; provided, however, that the parties shall not be released from any liabilities, claims or actions regarding the falsity in any material respect of a representation or warranty set forth in Article III or Article IV or a failure to perform or comply with any material obligation under this Agreement.

     2.4  Expenses.

          2.4.1 Except as set forth below, each party shall pay the fees and expenses of its own legal counsel and, except as provided above, the cost of obtaining or preparing each document to be delivered by such party at Closing.

          2.4.2 Upon termination of this Agreement pursuant to Sections 2.2.2 or 2.2.5 or the second sentence of Section 2.2.4, or if the transactions set forth herein do not close because of the exercise by a third party of any contractual right to acquire the Restaurants, the Seller and the Shareholders shall reimburse the Purchaser for its reasonable out-of-pocket fees, costs and expenses (including, but not limited to, fees and expenses associated with Purchaser's filing under the HSR Act, as hereinafter defined) of the Purchaser incurred in attempting to consummate the transactions contemplated herein; provided, however, that the aggregate of all such fees, costs and expenses (the "Expenses") shall not exceed $290,000, in the aggregate with the Expenses incurred under the North Foods Asset Purchase Agreement. In addition, if the Closing occurs, then Seller shall pay to Purchaser at the Closing the sum of $211,924.00. The provisions of this paragraph 2.4 shall survive the termination of this Agreement for any reason.

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                 ARTICLE III -- REPRESENTATIONS AND WARRANTIES
                          OF SELLER AND SHAREHOLDERS

     Seller and the Shareholders, jointly and severally, represent and warrant to Purchaser as of the date hereof and as of the Closing on the Closing Date each of the following:

     3.1 Ownership of Seller's Stock. The Shareholders are the sole and exclusive record and beneficial owners of all of the outstanding shares of the capital stock of Seller. The Shareholders have duly approved Seller's sale, assignment, transfer and delivery of the Assets to Purchaser in accordance with the terms of this Agreement, the consummation of all the transactions contemplated hereby and Seller entering into the Noncompetition Agreement.

     3.2 Due Organization; Name and Address; Good Standing, Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The only name and business address of Seller which has been used by Seller at any time within the past three years ending at the date of this Agreement is F & P Enterprises, Inc., 3932 Breezewood Avenue, Fayetteville, North Carolina. Seller has full right, power and authority to own, lease and operate its properties and assets, and to carry on its Business. Seller is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. Except as disclosed on
Exhibit 3.2, Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of Seller's articles of incorporation, as amended to the date of this Agreement (the "Articles") or by-laws, as amended to the date of this Agreement (the "By-Laws"), or, to the best of Seller's knowledge, any agreement to which it is a party.

     3.3 Authorization and Validity of Agreements. Seller and the Shareholders have the legal capacity, right, power, and authority to enter into this Agreement and the Noncompetition Agreement. Seller has the full right, power and authority to execute, acknowledge and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment and delivery of this Agreement by Seller and the Shareholders and the performance by Seller and the Shareholders of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed, acknowledged and delivered by Seller and the Shareholders and is the legal, valid and binding obligation of Seller and the Shareholders enforceable against Seller and the Shareholders, respectively, in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally. The Noncompetition Agreement, when executed, acknowledged and delivered by Seller and the Shareholders, will be the legal, valid and binding obligation of Seller and the Shareholders, respectively, enforceable against Seller and against the Shareholders, respectively, in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     3.4 Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. Except as disclosed on Exhibit 3.4, the execution, acknowledgment, delivery, and performance of this Agreement and the Noncompetition Agreement by the parties thereto, and the consummation of the transactions contemplated by this Agreement and the Noncompetition Agreement will not (a) materially violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as "Laws") of any federal, state or local government (collectively referred to throughout this Agreement as "Governments") or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as "Governmental Agencies") except that which may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

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(the "HSR Act"), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Seller or any of the Assets is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to (i) Seller's Articles or By-Laws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which Seller is a party or by which Seller, or any of the Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Seller or any of the Assets is bound. All permits, licenses and authorizations of any Government or Governmental Agency required to be obtained by Seller prior to the Closing shall have been obtained and shall be in full force and effect as of the Closing Date.

     3.5 Conduct of Business in Compliance with Regulatory and Contractual Requirements. Seller has conducted and is conducting its business in material compliance with all applicable Laws of all Governments and Governmental Agencies.

     3.6 Legal Proceedings. There is no action, suit, proceeding, claim or arbitration, or to the best of Seller's and the Shareholders' knowledge any investigation by any person or entity, including, but not limited to, any Government or Governmental Agency, (i) pending, to which Seller or the Shareholders are a party, or threatened against or relating to Seller, Seller's business or the Assets, or (ii) challenging Seller's or the Shareholders' right to execute, acknowledge, deliver, perform under or consummate the transactions contemplated by this Agreement and, as respects Seller and the Shareholders, the Noncompetition Agreement, or (iii) asserting any right with respect to any of the Assets, and, in each such case, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

     3.7 Financial Information. Attached hereto as Exhibit 3.7 are copies of the unaudited Balance Sheets of Seller as of October 31, 1994, 1995, 1996, and as of December 31, 1996, and the Operating Statements of Seller for each of the three fiscal years and the two month period, respectively, then ended, which are being provided by Seller and the Shareholders to Purchaser (the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller, are true and correct and accurately present Seller's financial position in all material respects as of the dates set forth therein and the results of Seller's operations for the periods then ended; all such Financial Statements are in conformity with the accounting principles historically utilized by Seller and applied on a consistent basis during each period and on a basis consistent with that of prior periods. Until the Closing Date, Seller shall deliver to Purchaser month end balance sheets and income statements within twenty (20) days of the end of each month.

     3.8 Tax Matters. All tax returns of Seller as filed by Seller with the Internal Revenue Service (the "IRS") and all information reported on the returns are true, accurate, and complete in all material respects. Seller is not a party to any pending, and is not aware of any threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency. Seller has duly and timely filed with all appropriate Governments and Governmental Agencies, all tax returns, information returns, and reports required to be filed by Seller. Seller has paid in full all taxes, interest, penalties, assessments and deficiencies owed by Seller to all taxing authorities, except for such amounts not yet due and payable. All taxes and other assessments and levies which Seller is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental Agencies or are properly held by Seller for such payment. All claims by the IRS or any state taxing authorities for taxes due and payable by Seller have been paid by Seller. Seller is not a party to any pending , and is not aware of any threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency.

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     3.9  Franchise Agreements.  The Franchise Agreements are full, complete, true and correct Franchise Agreements between Seller and Burger King Corporation, which are, and shall continue to be until the Closing on the Closing date, in full force and effect.

     3.10 Title to Assets; Equipment and Fixed Assets. Seller has sole and exclusive, good and marketable title to all of the Assets and the same shall be free and clear of any and all pledges, claims, threats, liens, restrictions, agreements, leases, security interests, charges and encumbrances at the time of Closing. All of the Equipment and Fixed Assets are in good, working and operating condition and repair, reasonable wear and tear excepted and free from any material defects.

     3.11 Records. The Records that have been delivered by Seller to Purchaser or that shall be delivered by Seller to Purchaser are true, complete and correct in all material respects.

     3.12  Employment Matters.

          3.12.1 None of Seller's employees are covered by a collective bargaining agreement or are represented by a labor organization, and no petition for representation concerning any of Seller's employees has been filed with the National Labor Relations Board; Seller is not aware of any union organizational activity and has no reason to believe that any such activity is being contemplated. Seller has not engaged in any unfair labor practice.

          3.12.2 Except as set forth on Exhibit 3.12.2, Seller is not in violation of applicable equal employment opportunity wage and hour requirement or any other Laws of any Government or Governmental Agency relating to employment; there are no active, pending, or, threatened administrative or judicial proceedings under any Laws of any Government or Governmental Agency; there are no claims, charges, and employment related suits which have occurred within the last three years or are presently pending or, to the best of Seller's and Shareholders' knowledge, threatened under any employment related Laws of any Government or Governmental Agency; and Seller is not subject to any judgments, decrees, conciliation agreements and settlement agreements concerning employment related matters.

          3.12.3 Seller has not entered into any employment agreements with any of its employees, and all employees may be terminated at will; there is no contractual obligation or special termination or severance arrangement in respect of any of Seller's employees; and there is no provision of any agreement or arrangement with any of Seller's employees, or any other legal or contractual requirement, which would obligate Seller to require Purchaser of the Assets to employ any of Seller's employees.

          3.12.4 Seller has paid, in accordance with its normal payroll practices and all applicable Laws, all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), as they have accrued, except for such items, and accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year), accruing during the pay period immediately preceding the Closing.

          3.12.5 Purchaser is under no obligation or duty, whether under any contract, agreement, understanding or arrangement or under any applicable Law of any Government or Governmental Agency to assume or be responsible for any obligation, duty or liability, now existing or hereafter arising, relating to or in connection with Seller's employees or any compensation, benefits or benefit plans in respect of Seller's employees, or otherwise arising out of or in connection with the transactions contemplated by this Agreement, and Seller has made no commitment and is under no obligation to cause Purchaser of the Assets to assume or to be responsible for any such obligation, duty or liability.

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     3.13  Absence of Certain Changes or Events.  Since December 31, 1996,
Seller has not engaged in or experienced any of the following:

          3.13.1 Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of the Assets, except Inventory sold and Equipment replaced in the ordinary course of Seller's business, as such business has been operated historically.

          3.13.2 Except as disclosed on Exhibit 3.13.2, made any capital expenditure in excess of Five Thousand Dollars ($5,000) per Restaurant or entered into any contract, agreement, arrangement, understanding or commitment therefor, or acquired or leased any assets or property of any third person or party other than in the ordinary course of Seller's business, as such business has been operated historically.

          3.13.3 Suffered any material adverse change in Seller's operations, earnings, assets, liabilities, or business (financial or otherwise).

          3.13.4 Except as set forth in Exhibit 3.13.4, failed to pay any indebtedness or other obligation, including any taxes and other charges, when due.

     3.14 Adverse Conditions. Except as set forth in Exhibit 3.14, attached hereto and incorporated by reference herein, there are no past, present or future conditions, facts or circumstances which have materially affected or which might materially affect adversely the business of Seller or prevent Purchaser from carrying on Seller's business, excluding general economic, financial and market conditions that are known to the public.

     3.15 Leases. Attached hereto as Exhibit 3.15 and incorporated by reference herein is a list of the following, which is accurate and complete as of the date hereof: all leases, contracts, licenses, agreements or other commitments of Seller as obligor involving a liability, obligation, contingent liability or contingent obligation in excess of $1,000 per Restaurant.

     3.16 Bonus, Pension or Other Plans, etc. Except as set forth on Exhibit 3.16, Seller is not a party to, does not maintain or make any contribution to, and Seller has not incurred any liability or expense with respect to any employment agreement, current or future pension, retirement, deferred compensation, bonus, profit-sharing, insurance or similar plan, agreement, arrangements or formal or informal understandings for the benefit of employees, in each case whether or not legally binding. In no event shall Purchaser be liable for any of the above, including those items disclosed on Exhibit 3.16.

     3.17 Full Disclosure. This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Seller or to the Shareholders that is not disclosed in this Agreement that materially adversely affects the accuracy of the representations and warranties contained in this Agreement or Seller's financial condition, operations, business, earnings, assets, or liabilities.

     3.18 No Brokerage. Other than the obligations owed to Cypress Consulting Group, Inc., which Seller agrees to pay, neither Seller nor the Shareholders have incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     3.19 Seller's Franchise Agreements. Seller is not in breach of or default under any provision of the Franchise Agreements, and no condition exists which, with passage of time or the giving of notice or both, will result in a material breach or default by Seller of any provision of any of the Franchise Agreements.

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     3.20  Creditors; Bulk Sale Laws.  Seller has fully paid, or will fully pay at Closing, all amounts due to its secured creditors holding any security interest in any of the Assets and all amounts due to its unsecured creditors to whom more than $20,000 is owed, and furnish proof to Purchaser of the payment of same and the release of all such security interests. To further ensure that Seller's creditors are fully paid, Seller agrees that the sum of $85,000 will be escrowed with Poyner & Spruill, L.L.P., counsel for Seller, for a period of 120 days following Closing, to be distributed by Poyner & Spruill, L.L.P. for the payment of such of Seller's creditors as Seller or, in the absence of objection by Seller, Purchaser may direct, with the balance of such amount that has not been directed to be paid to the creditors of Seller to be delivered to Seller at the end of such 120 day period. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer laws" of any jurisdiction in connection with the sale of the Assets to Purchaser. Seller agrees to indemnify and hold Purchaser harmless from all loss, cost, damage or expense by reason of any failure of Seller to pay any of its creditors in accordance with this
Section 3.20 and such "bulk transfer laws."

     3.21 Notice of Violations. Seller has received no notice of and, to the best of Seller's knowledge, there is no violation or alleged violation of any legal requirement affecting the Restaurants, including, without limitation, any violation or alleged violation of any local, state or federal environmental, zoning, handicap or fire law, ordinance, code, regulation, rule or order, and specifically including, without limitation, variances or special permits affecting the Restaurants. Seller has performed all conditions to any permits or other governmental approvals or licenses with respect to the Restaurants, including, without limitation, the payment of all development impact or other fees and developer exactions.

     3.22 Condition of Restaurants. The Restaurants comply, in all material respects, with the current Burger King Corporation Repairs and Maintenance Standards (the "Standards"). In the event Burger King Corporation requires any modification to the Restaurants as a result of the failure of the Restaurants to meet the Standards, Seller shall, at its sole cost and expense, effect such repairs to bring all Restaurants into compliance with the Standards; provided, however, that Seller shall not be required to make any improvements to the Restaurants to comply with the Burger King Corporation's Project Jennifer standards or other merely cosmetic changes not related to the operation, functionality or safety of the Restaurants.

           ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller and the Shareholders, jointly and severally, as of the date hereof and as of the Closing on the Closing Date each of the following:

     4.1 Due Organization; Good Standing; Power. Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full right, power and authority to enter into this Agreement and the Noncompetition Agreement and to perform its obligations hereunder and thereunder. Purchaser is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of Seller's certificate of incorporation (the "Certificate") or By-laws.

     4.2 Authorization and Validity of Documents. The execution, delivery and performance by Purchaser of this Agreement and the Noncompetition Agreement and the transactions contemplated hereby and thereby, have been duly and validly authorized by Purchaser. This Agreement has been duly executed, acknowledged and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, and the Noncompetition Agreement, when executed and delivered, will be legal, valid and binding obligation of Purchaser, each enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

     4.3 No Brokerage. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     4.4 Obligations Assumed. Purchaser covenants that Purchaser will pay all obligations assumed by it under this Agreement.

                             ARTICLE V -- COVENANTS

     5.1 Seller's and Shareholders' Covenants. Seller and the Shareholders, jointly and severally, covenant, promise and agree that from the date hereof and until the Closing, the Shareholders shall, and the Shareholders shall cause Seller to, perform and comply with each of the following:

          5.1.1 Continue to operate the Business of Seller diligently, and not take any action, omit to take any action, or engage in any transaction other than acts or transactions in the ordinary course of business, as such Business has been operated historically.

         5.1.2 Preserve the Business of Seller and preserve the relationship of Seller with suppliers, customers, Burger King Corporation and others as such relationships have been preserved historically.

          5.1.3 Maintain and continue normal and usual maintenance and repair of the Equipment, the Fixed Assets, and all other assets being sold and transferred to Purchaser herein.

          5.1.4 Cooperate with Purchaser to achieve an orderly transition of the Business of Seller to Purchaser and an orderly transfer of the Assets to Purchaser.

          5.1.5 Pay or provide for payment of all sales, use, personal property, social security, withholding, payroll, unemployment compensation, income and other taxes, assessments, fees and public charges due and payable by Seller in respect of its Business and the Assets through the Closing Date and any portion thereof applicable to any period prior to the Closing Date.

          5.1.6 Pay all wages, bonuses, commissions and other employment benefits and sums (and all required taxes, insurance and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) due to Seller's employees through the Closing Date.

          5.1.7 Maintain in effect all insurance policies and other employee benefits covering any employee claims that may be incurred through the Closing Date.

          5.1.8 Fully perform and comply with all covenants, promises and agreements hereunder which are required to be performed or complied with by Seller and the Shareholders prior to or at the Closing, and exert their best efforts to completely satisfy and fulfill all conditions precedent to Seller's and the Shareholders' obligations to close hereunder at the Closing on the Closing Date.

          5.1.9 Exert their best efforts to prevent the occurrence of any event which could result in any of Seller's or the Shareholders' representations and warranties contained in this Agreement not being true and correct at or as of the time immediately after the occurrence of such event, and Seller and the Shareholders shall promptly notify Purchaser of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated or any of their representations and warranties to become not true and correct or which could interfere with or prevent the consummation of the transactions contemplated hereby.

          5.1.10 Provide Purchaser and its representatives, subject to the restrictions contained in Section 7.2.8, with access during normal business hours to all of Seller's properties, assets and Records, provide Purchaser and its representatives with such financial and operating data and other information with respect to Seller's Business, Assets and properties as Purchaser shall from time to time reasonably request, and permit Purchaser and its representatives, at Purchaser's sole expense, to consult with Seller's representatives, officers, employees and accountants up to the time of Closing and for 120 days thereafter.

          5.1.11 Take no action which is or would cause a material violation of any Laws of any Governments or Governmental Agencies.

          5.1.12 Take, or cause to be taken, all reasonable actions necessary to permit Purchaser to furnish all information required under the HSR Act and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser or its parent in connection with the transaction as set forth herein. The parties acknowledge and agree that the filing fees for any filings required under the HSR Act shall be paid by Purchaser.

          5.1.13 Deliver to Purchaser within fourteen (14) business days of the date of execution of this Agreement all exhibits to be furnished by Purchaser, together with a letter certifying that all such exhibits have been furnished and that the information contained therein is true and complete in all material respects.

                       ARTICLE VI -- OPINIONS OF COUNSEL

     6.1 Opinion of Seller's and Shareholders' Counsel. At the Closing, Seller and the Shareholders shall deliver to Purchaser the opinion of their counsel, dated as of the Closing Date, in substantially the form attached hereto as
Exhibit 6.1.

     6.2 Opinion of Purchaser's Counsel. At the Closing, Purchaser shall deliver to Seller and to the Shareholders the opinion of its counsel, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 6.2.

                           ARTICLE VII -- CONDITIONS

     7.1 Seller's Conditions to Close. Seller's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by Seller (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by Purchaser in this Agreement):

          7.1.1 All representations and warranties made by Purchaser in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. Seller shall have been furnished with a certificate, signed by Purchaser and dated the Closing Date, to the foregoing effect.

          7.1.2 All covenants, promises and agreements made by Purchaser in this Agreement and all other actions required to be performed or complied with by Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by Purchaser. Seller shall have been furnished with a certificate, signed by Purchaser and dated the Closing Date, to the foregoing effect.

          7.1.3 Purchaser shall deliver to Seller by wire transfer or bank check the amount of cash set forth in Section 1.4 of this Agreement.

          7.1.4 The Board of Directors of Seller shall have approved this Agreement and the transactions contemplated herein within seven (7) days of the date of this Agreement. If no written notice of disapproval is provided to Purchaser prior to the expiration of such seven (7) day period, the transaction will be deemed to be approved and this condition will be deemed to be satisfied.

          7.1.5 Seller shall have received an opinion of counsel for Purchaser as of the Closing Date, as required by Section 6.2.

          7.1.6 Purchaser shall not have received, prior to Closing, any notification under the HSR Act that seeks to prohibit Purchaser and Seller from consummating the transaction set forth in this Agreement.

          7.1.7 Seller shall have received consent from the landlord for each Leasehold Property location to the assignment of each Real Property Lease to Purchaser.

     7.2 Purchaser's Conditions to Close. Purchaser's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by Seller and the Shareholders in this Agreement):

          7.2.1 All representations and warranties made by Seller and the Shareholders in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. Purchaser shall have been furnished with a certificate, signed by the Shareholders and Seller and dated the Closing Date, to the foregoing effect.

          7.2.2 All covenants, promises and agreements made by Seller and the Shareholders in this Agreement and all other actions required to be performed or complied with by Seller and the Shareholders under this Agreement prior to or at the Closing shall have been fully performed or complied with by Seller and the Shareholders. Purchaser shall have been furnished with a certificate, signed by the Shareholders and Seller and dated the Closing Date, to the foregoing effect.

          7.2.3 Seller shall have obtained, and delivered to Purchaser, copies of all consents, approvals or other authorizations which Seller is required to obtain from, and any filing which Seller is required to make with, any governmental authority or agency or any other person including, but not limited to, consents required from Burger King Corporation (the "Burger King Consents") in connection with the execution, delivery and consummation of this Agreement and the other documents associated herewith and the consummation of the transactions contemplated hereby or thereby (collectively, the "Required Consents"), in form and substance reasonably satisfactory to Purchaser.

          7.2.4 Purchaser shall have received all things required to be delivered or furnished to Purchaser by Seller and the Shareholders hereunder prior to or at the Closing.

          7.2.5 All necessary permits, licenses and approvals (including the Burger King Consents) required to be obtained by Purchaser shall have been obtained and paid for by Purchaser or Purchaser shall have exercised all reasonable efforts to obtain same.

          7.2.6 There shall not have occurred any material adverse change in the business of Seller or in the Assets.

          7.2.7 Purchaser shall have received an opinion of counsel for Seller and the Shareholders, as of the Closing Date, as required by Section 6.1 hereof.

     7.2.8 Purchaser and its representatives shall have completed, to their complete satisfaction, an investigation and examination of all aspects of the Restaurants and the Assets, including the Financial Statements. No employee or representative of Purchaser will perform on-site due diligence of the Restaurants without Seller's prior approval, at which time such employee or representative will be accompanied by Seller or its designee. Purchaser shall have completed its review of the Restaurants to confirm the Equipment in the Restaurants is in proper working order and that the Restaurants conform in all material respects to Burger King(R) Standards (exclusive of any Project Jennifer upgrades or other merely cosmetic changes not related to the operation, functionality or safety of the Restaurants) (the "Walk-Thru") that apply to the Restaurants on or before forty-five (45) days following the execution of this Agreement. Purchaser shall itemize any deficiencies noted in the Walk-Thru and provide such list to Seller prior to the Closing Date.

          7.2.9 Seller shall have delivered to Purchaser the following documents:

               7.2.9.1 the Lease Assignments of its Real Property Leases, each Assumed Contract, and the Consents to Assignment, Estoppel, and Releases;

              7.2.9.2  any required easement assignments;

               7.2.9.3 to the extent available, a fully executed original counterpart of each Real Property Lease in Seller's possession;

               7.2.9.4 certificates dated no earlier than thirty (30) days prior to the Closing Date, from the Secretary of State for the State of North Carolina as to the good standing of Seller; and

               7.2.9.5 all other documents, instruments and agreements required to be delivered by Seller to Purchaser pursuant to this Agreement.

          7.2.10 Between the date of this Agreement and the Closing Date, Seller shall conduct the operation of its Restaurants in the ordinary and usual course of business, consistent with past practices and will use its best efforts to preserve intact the present business organization with respect to its Restaurants, to keep available the services of its officers and employees and to maintain satisfactory relationships with landlords, franchisors, dealers, licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it and its Restaurants and will maintain its Restaurants, real property, and Assets in a condition conducive to the operation of the business currently carried on therein.

          7.2.11 Seller shall have provided to Purchaser copies of all operating permits and licenses (collectively, the "Approvals") which are in Seller's possession.

          7.2.12 Seller shall have provided to Purchaser copies of all documents with respect to any actions, suit or proceeding which has been brought by or on behalf of Seller with respect to the Assets or the Business.

          7.2.13 Seller shall execute, acknowledge and deliver to Purchaser a Bill of Sale and Assignment in the form attached hereto as Exhibit 7.2.13 and incorporated herein by reference pursuant to which Seller shall sell, assign, and transfer to Purchaser the Assets.

          7.2.14 Seller shall execute, acknowledge and deliver to Purchaser a Warranty Assignment in the form attached hereto as Exhibit 7.2.14 and incorporated herein by reference pursuant to which Seller shall sell, assign and transfer to Purchaser the Franchise Agreements.

          7.2.15 The Shareholders, Seller and Purchaser shall execute, acknowledge and deliver the Noncompetition Agreement attached hereto as Exhibit 1.5.

          7.2.16 Seller shall have previously delivered to Purchaser the Real Property Leases and the Purchaser shall have fifteen (15) days from the date of this Agreement to review such Real Property Leases to ensure that it is satisfactory to the Purchaser, in its sole discretion.

         7.2.17 Within forty-five (45) days of the execution of this Agreement, Purchaser's auditor shall have (i) reviewed the financial and accounting system of Seller; (ii) reviewed and confirmed the Financial Statements and results set forth in the Financial Statements; and (iii) found no material objection to the financial and accounting system of Seller, or Seller and Purchaser shall have resolved any objection raised by the auditor and presented to Seller by Purchaser.

          7.2.18 The Boards of Directors of National Restaurant Enterprises, Inc. d/b/a AmeriKing, Inc. and Purchaser shall have approved this Agreement and the transactions contemplated herein within thirty (30) days of the date of this Agreement.

          7.2.19 Purchaser shall have concurrently consummated the transactions set forth in the North Foods Asset Purchase Agreement, and Castle Properties, L.L.C. shall have concurrently consummated the T & B Purchase Agreement and the W & W Purchase Agreement.

     7.3 Contemporaneous Transfer. All transfers, assignments, conveyances, and transactions under this Agreement shall be effected contemporaneously for present value between and among Seller, the Shareholders and Purchaser.

                        ARTICLE VIII -- INDEMNIFICATION

     8.1 Indemnification By Seller And Shareholders. Seller and the Shareholders, jointly and severally, shall defend, indemnify and hold harmless Purchaser, its officers, directors, stockholders, agents, servants and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

          8.1.1 Any material misrepresentation or breach by Seller or the Shareholders of any representation or warranty contained in this Agreement.

          8.1.2 Any material nonperformance, failure to comply or breach by Seller or the Shareholders of any covenant, promise or agreement of Seller or the Shareholders contained in this Agreement.

          8.1.3 Any debts, obligations, duties and liabilities of Seller and the Shareholders (except those assumed by Purchaser).

          8.1.4 The past or future failure of Seller to comply with any applicable Environmental Laws (as hereinafter defined) or the presence of Hazardous Materials (as hereinafter defined) in the soil or ground water on the former or present properties of Seller at the time of Closing.

     For purposes of this Section 8.1, the following terms shall have the meaning set forth below:

          (i) "Environmental Law" shall mean any and all laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, agreements, licenses, or other governmental restrictions or requirements regulating Hazardous Materials or relating to health, safety, the environment or the release of Hazardous Materials into the environment, now or hereafter in effect.

          (ii) "Hazardous Materials" shall mean any chemical, substance, material, object, condition, waste or combination thereof which is or may be hazardous to human health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, all of those chemicals, substances, materials, objects, conditions, wastes or combinations thereof which are now or become listed, defined or regulated in any manner by any Environmental Law.

     8.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller, the Shareholders and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

          8.2.1 Any material misrepresentation, omission or breach by Purchaser of any representation or warranty contained in this Agreement.

          8.2.2 Any material nonperformance, failure to comply or breach by Purchaser of any covenant, promise or agreement of Purchaser contained in this Agreement.

     8.3 Defense of Claims. In the event of any claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost or expense with respect to which indemnity is or may be sought hereunder (an "Indemnity Claim"), the indemnified party shall promptly notify the indemnifying party in writing of such Indemnity Claim, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose. The indemnifying party may elect to assume the defense of such Indemnity Claim, at its own expense, by written notice to the indemnified party given within ten (10) days after the indemnifying party receives written notice of the Indemnity Claim, and the indemnifying party shall promptly engage counsel reasonably acceptable to the indemnified party to direct and conduct such defense; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the indemnifying party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the indemnified party, there are defenses available to the indemnified party which are different from or additional to those available to the indemnifying party or which give rise to a material conflict between the defense of the indemnified party and of the indemnifying party, then upon notice to the indemnifying party, the indemnified party may elect to engage separate counsel to conduct its defense, at the expense of the indemnifying party.

     In the event the indemnifying party assumes the defense of any Indemnity Claim, it may at any time notify the indemnified party of its intention to settle, compromise or satisfy such Indemnity Claim and may make such settlement, compromise or satisfaction (at its own expense) unless within twenty (20) days after the giving of such written notice the indemnified party shall give written notice to the indemnifying party of its intention to assume the defense of the Indemnity Claim, in which event the indemnifying party shall be relieved of its duty hereunder to indemnify the indemnified party. Unless the indemnified party shall have given the notice referred to in the preceding sentence, (i) the indemnified party shall not consent to or make any settlement, compromise or satisfaction with respect to the Indemnity Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and (ii) any settlement, compromise or satisfaction made by the indemnifying party with respect to such Indemnity Claim shall be deemed to have been consented to by and shall be binding upon the indemnified party.

     8.4 Arbitration. Any dispute arising out of or relating to this Agreement which occurs after the date of Closing, which has not been resolved by non-binding means within thirty (30) days, shall be finally settled by arbitration conducted in accordance with the American Arbitration Association Commercial Arbitration Rules by a sole arbitrator selected by the parties. In the event the parties cannot agree upon an arbitrator, each party shall select an arbitrator and the two arbitrators so selected shall select the arbitrator to hear the dispute. The place for arbitration shall be Chicago, Illinois.

                          ARTICLE IX -- MISCELLANEOUS

     9.1 Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of five (5) years from the date of Closing.

     9.2 Post-Closing Obligation. Within fifteen (15) days following the Closing Date, Seller shall pay all wages, bonuses, commissions and other benefits and sums (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) due to Seller's employees for all periods prior to and through the Closing Date.

     9.3 Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery with a receipted copy of such delivery, (b) by certified or registered United States mail, return receipt requested, postage prepaid, or (c) by facsimile transmission with an original mailed by first class mail, postage prepaid, to the following addresses:

          (i)    If to Seller, to:

                 Thomas Fickling
                 F & P Enterprises, Inc.
                 3932 Breezewood Avenue
                 Fayetteville, North Carolina 28303
                 Facsimile No.: (910) 486-0863

                 with a copy to:

                 Mark B. Edwards, Esq.
                 Poyner & Spruill, L.L.P.
                 100 North Tryon Street, Suite 4000
                 Charlotte, North Carolina 28202
                 Facsimile No.: (704) 342-5264

          (ii)   If to the Shareholders, to:

                 Thomas Fickling
                 William Prentice
                 F & P Enterprises, Inc.
                 3932 Breezewood Avenue
                 Fayetteville, North Carolina 28303
                 Facsimile No.: (910) 486-0863

                 with a copy to:

                 Mark B. Edwards, Esq.
                 Poyner & Spruill, L.L.P.
                 100 North Tryon Street, Suite 4000
                 Charlotte, North Carolina 28202
                 Facsimile No.: (704) 342-5264

          (iii)  If to Purchaser, to:

                 Lawrence E. Jaro, Chief Executive Officer
                 AmeriKing Carolina Corporation I
                 2215 Enterprise Drive
                 Westchester, Illinois 60154
                 Facsimile No.: (708) 947-2160

                 with copies to:

                 A. Richard Caputo
                 The Jordan Company
                 9 West 57th Street, Suite 4000
                 New York, New York 10019
                 Facsimile No.: (212) 755-5263

                      and

                 Ernest J. Panasci, Esq.
                 Slivka Robinson Waters & O'Dorisio, P.C.
                 1099 18th Street
                 Suite 2600
                 Denver, Colorado 80202
                 Facsimile No.: (303) 297-2750

or to such other address of which written notice in accordance with this Section
9.2 shall have been provided to the other parties. Notices may only be given in the manner hereinabove described in this Section 9.2 and shall be deemed received three (3) days after given in such manner; provided however, that any notice sent by facsimile shall be deemed to have been given as of the date of the transmission.

     9.4 Entire Agreement. This Agreement (including the Exhibits hereto which constitute a part hereof) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

     9.5 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign this Agreement to another subsidiary of AmeriKing Corporation.

     9.6 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

     9.7 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable only shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

     9.8 Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

     9.9 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     9.11 Applicable Law; Jurisdiction and Venue; Service of Process. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of North Carolina.

     9.12 Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement by Seller, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the Purchaser to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by Seller that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by Seller, the Shareholders or any of their affiliates, in order that such relief may be expeditiously obtained by Purchaser.

     9.13 Further Assurances. Seller and the Shareholders jointly and severally agree to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as Purchaser may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

     9.14 Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

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


     9.15 Risk of Loss. All risk of loss of damage to or destruction of the Assets, in whole or in part, shall be and remain with Seller until the Closing and all of the transactions contemplated hereby shall have been consummated.

     9.16 Negotiations with Other Persons. Until the earlier of the Closing or the termination of this Agreement as provided herein, neither Seller nor the Shareholders shall initiate, encourage the initiation by others, or participate in any discussion or negotiations with any other person or entity relating to the sale of any or all of the Assets, the business of Seller or any securities of Seller. From the date of this Agreement and until after the Closing and the consummation of the transactions contemplated by this Agreement, the Shareholders shall not offer for sale, sell or otherwise transfer (with or without consideration) any securities of Seller owned of record or beneficially by him.

     9.17 Expenses of Transactions. All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Assets shall be paid by Seller. All Burger King franchise transfer fees and taxes shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, with the intention of making it a valid and binding instrument, on the date first above written.

                                    Seller:

ATTEST:                             F & P ENTERPRISES, INC.


/s/ William Prentice                By: /s/ W. Thomas Fickling
-----------------------------           --------------------------------------
                                    W. Thomas Fickling, President
                                    ------------------


WITNESS:                            Shareholders:


/s/ Thomas T. Fickling              /s/ Thomas Fickling
-----------------------------       ------------------------------------------
                                    Thomas Fickling


                                    /s/ William Prentice
                                    ------------------------------------------
                                    William Prentice


                                    Purchaser:

ATTEST:                             AMERIKING CAROLINA CORPORATION I


/s/ Joel Aaseby                     By: /s/ Lawrence E. Jaro
-----------------------------           --------------------------------------
Joel Aaseby, Secretary              Lawrence E.  Jaro, Chief Executive Officer

                                 EXHIBIT LIST

1         Restaurant Locations

1.1.1     Equipment, Materials, Furniture and Supplies

1.1.2     Fixed Assets

1.1.4     Franchise Agreements

1.1.7     (a)  Form of Lease Assignment and Assumption Agreement
          (b)  Form of Consent to Assignment, Estoppel, and Release

1.4       Allocation of Purchase Price

1.5       Form of Noncompetition Agreement

1.6       List of Other Assumed Contracts

1.8       Excluded Assets

3.2       Breaches or Violations of Agreements, Articles or Bylaws

3.4       Disclosure of Exceptions regarding Authority

3.7       Financial Statements
          Unaudited Balance Sheets as of October 31, 1994
          Unaudited Balance Sheets as of October 31, 1995
          Unaudited Balance Sheets as of October 31, 1996
          Unaudited Balance Sheets as of December 31, 1996
          Operating Statements for November 1, 1993 through October 31, 1994
          Operating Statements for November 1, 1994 through October 31,1995
          Operating Statements for November 1, 1995 through October 31,1996
          Interim Statements for November 1, 1996 through December 31, 1996

3.12.2    Employment Issues

3.13.2    Capital Expenditures

3.13.4    Payment of Indebtedness and Taxes

3.14      Adverse Conditions

3.15 List of Leases, Contracts, Licenses, Agreements and other Commitments involving liabilities of more than $1000

3.16      Bonuses and Pension Plans

6.1       Opinion of Seller's and Shareholders' Counsel

6.2       Opinion of Purchaser's Counsel

7.2.13    Bill of Sale and Assignment

7.2.14    Warranty Assignment

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